Exhibit 99.1

TLANDO, Oral Testosterone Replacement Therapy without Dose Titration Requirement

Introduction: Most marketed testosterone replacement therapy (TRT) products require multiple dose adjustment visits to achieve desired eugonadal testosterone (T) levels. For the majority of patients, typical titration of TRT takes 3-6 months with multiple blood draws and titrations (mostly up titrations) to reach an efficacious dose (e.g., ANDROGEL® 1.62 and JATENZO®). The additional dose adjustment visits are burdensome for patients and physicians. Moreover, a major reason for discontinuation is possibly related to inadequate therapeutic response within 3-6 months of therapy. Selection of an efficacious dose from the start of therapy with no potential for titration decision errors remains an unmet need. TLANDOTM (LPCN 1021, testosterone undecanoate) is an easy to use oral TRT option designed to enable effective T replacement in hypogonadal males from the start of therapy without dose titration requirement. The oral, fixed-dose regimen of TLANDOTM may offer additional advantages over most existing TRT options, including absence of accidental transfer risk, absence of application site reactions or need for self-injections, consistent inter-day performance, no additional clinic/pharmacy visits, favorable liver safety profile, and low hematocrit (HCT) increase. TLANDOTM may essentially improve patient adherence and persistence to TRT.

Objective: The objective was to assess whether TLANDOTM, an oral fixed-dose regimen TRT option, can safely and effectively restore testosterone levels in hypogonadal men without need for any dose adjustment.

Methods: A 24 day, open-label, single-arm, multicenter study with TLANDOTM in hypogonadal men (NCT03242590) was conducted. Subjects (N=95) received 225 mg testosterone undecanoate orally twice a day. At the end of study, blood samples were collected over a 24-hour period for pharmacokinetic analysis. The primary endpoint was the percentage of TLANDO-treated subjects who achieved a 24-hour average serum T concentration (T Cavg) within the eugonadal range of 300 to 1080 ng/dL after 24 days of treatment. Key safety endpoints included incidence of adverse events (AEs), physical examination results, clinical laboratory test results, and changes in HCT and prostate-specific antigen (PSA).

Results: 94 subjects completed the study with mean age of 56.0 years, mean BMI of 32.8 kg/m2, and baseline T level 202 ± 75 ng/dL. The vast majority, 81% (95% CI 72% - 88%), of hypogonadal subjects achieved T Cavg within the normal range post ~3 weeks of treatment without requiring dose adjustment. T Cavg and the mean peak serum T concentration were 476 ± 174 ng/dL and 1178 ± 484 ng/dL, respectively. The incidence of treatment emergent adverse events (TEAEs) was 21%. Decrease in lipids was observed (-8.9 mg/dL for triglycerides, and -10.6 mg/dL for total cholesterol). The most frequent TEAEs were blood prolactin increase (6.3%), weight increase (2.1%), headache (2.1%), and musculoskeletal pain (2.1%). Increase in hematocrit (0.9% CBL) and PSA (0.2 μg/L CBL) were observed.

Conclusions: Safety and efficacy of TLANDOTM, a clinically easy to use oral TRT without dose titration requirement, was confirmed. TLANDOTM is well suited to improve persistence rates in TRT therapy.

Authors: Anthony DelConte*, Nachiappan Chidambaram, Kongnara Papangkorn, Benjamin J. Bruno, Kilyoung Kim, Mahesh V. Patel